As filed with the Securities and Exchange Commission on May 12, 2026 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	47-2449198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 W. Forsyth St. 7TH Floor Jacksonville, FL	32202
(Address of Principal Executive Offices)	(Zip Code)

FRP Holdings, Inc. 2026 Equity Incentive Plan
(Full title of the plan)

Matthew McNulty Chief Financial Officer 200 W. Forsyth St. 7th Floor Jacksonville, FL 32202
(Name and address of agent for service)
(904) 858-9100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer    [ ]        Accelerated filer            [ ]
Non-accelerated filer    [X]        Smaller reporting company    [X]
                    Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

    This Registration Statement registers 1,500,000 shares of common stock, par value $0.10 per share (“Common Stock”) of FRP Holdings, Inc., a Florida corporation (referred to as “FRP”, the “Company”, “we”, “us” or “our”) issuable under the FRP Holdings, Inc. 2026 Equity Incentive Plan (the “Plan”), approved by the Company’s shareholders on May 12, 2026, which replaced the FRP Holdings, Inc. 2016 Equity Incentive Plan that will expire on its terms in 2026. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable under the Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided by the Plan. Common Shares underlying awards that expire, terminate or are cancelled under the Plan will again be available for issuance thereunder to the extent provided therein, subject to the limitations set forth in the Plan.

PART I
Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.FRP’s Annual Report on Form 10-K, filed with the Commission on April 15, 2026;

b.The description of the Company’s Common Stock, par value $0.10 per share, filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed with the Commission on March 19, 2021, which updates the description of the Common Stock contained in the Registration Statement on Form S-4 filed pursuant to Section 12(g) of the Exchange Act.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the 1934 Act.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Company is subject to the provisions in the Florida Business Corporation Act (as amended, the “FBCA”) regarding director and officer indemnification. Our Articles of Incorporation permit us to indemnify our officers and directors to the fullest extent permitted by the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the Company, against any liabilities asserted against such persons. The Company also enters into director and officer indemnification agreements, which creates a contractual obligation to indemnify directors and officers of the Company to the fullest extent permitted by law.

The FBCA permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The FBCA further permits a corporation to advance expenses (including legal fees) incurred by a director, officer, employee or agent in connection with any such proceeding prior to its final disposition, provided that the person furnishes the corporation with a written undertaking to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification under Florida law.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit
4.1	Articles III, V and X of the Second Amended and Restated Articles of Incorporation of FRP Holdings, Inc, incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q filed May 8, 2015.
4.2
Third Amended and Restated Bylaws of FRP Holdings, Inc., as amended March 31, 2020, incorporated herein by reference to Exhibit 3(i) to the Company’s Form 8-K filed with the Commission on April 6, 2020.

4.3	Specimen stock certificate of FRP Holdings, Inc. incorporated herein by reference to Exhibit 4.1 of the Company's Form S-8 POS filed December 5, 2017.
4.4*	FRP Holdings, Inc. 2026 Equity Incentive Plan
5.1*	Opinion and Consent of Nelson Mullins Riley & Scarborough LLP
23.1*	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Hancock Askew & Co, LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Nelson Mullins Riley & Scarborough is contained in Exhibit 5.1.
24.1*	Powers of Attorney (included in the signature page of this Registration Statement)
107.1*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

A.The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference into this Registration Statement;

(2)That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 12th day of May, 2026.

FRP HOLDINGS, INC.

/s/ Matthew McNulty By: Matthew McNulty Title: Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby appoints the Chief Executive Officer and Chief Financial Officer, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 12, 2026.

Signature	Title
/s/ John D. Baker III	Chief Executive Officer and Director
John D. Baker III	(Principal Executive Officer)

/s/ Matthew McNulty	Chief Financial Officer
Matthew McNulty	(Principal Financial Officer)

/s/ John D. Klopfenstein	Controller and Chief Accounting Officer
John D. Klopfenstein	(Principal Accounting Officer)

/s/ John D. Baker II	Director
John D. Baker II

/s/ Matthew McAfee	Director
Matthew McAfee

/s/ Martin E. Stein, Jr.	Director
Martin E. Stein, Jr.

/s/ Nicole B. Thomas	Director
Nicole B. Thomas

/s/ William H. Walton III	Director
William H. Walton III

/s/ David H. deVilliers, Jr.	Director and
David H. deVilliers, Jr.	Senior Advisor to President and Chief Operating Officer